Exhibit Number 99.1

DIGITAL ALLY, INC. ANNOUNCES FIRST QUARTER 2020

OPERATING RESULTS

LENEXA, Kansas (May 20, 2020) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its first quarter 2020 operating results. An investor conference call is scheduled for 11:15 a.m. EDT on Wednesday, May 20, 2020 (see details below).

Highlights for the First Quarter Ended March 31, 2020

●	Total revenues decreased in 2020 to $2,425,745 from $2,550,796 in 2019. The primary reason for the overall revenue decrease is a decline of $153,928 (8%), in 2020 product revenues, offset by an increase in service and other revenue of $28,877,(5%), from 2019 levels. Product sales continue to face challenges for our in-car and body-worn systems because of the effects of the Covid-19 pandemic, and our competitors’ actions of releasing new products with advanced features and maintaining their product price cuts. In response, we have launched a program to migrate current and new customers, and in particular our commercial customers, from a “hardware sale” to a service fee model. Therefore, we expect a reduction in commercial hardware sales (principally DVM-250’s and FirstVU’s) as we convert these customers to a service model under which we provide the hardware as part of a recurring monthly service fee.

●	The Covid-19 pandemic delayed the shipment of orders late in the first quarter 2020 as police forces and governments reacted to its impact. Specifically, we were unable to ship the initial purchase orders under a substantial contract awarded by the Director of Strategic Procurement of a country for the expected deployment of body cameras to its entire national police force. The contract was expected to include up to 5,000 body cameras with our web-based software infrastructure service over a three-year period. Contract deliveries were suspended pending the government’s decision to freeze the planned deployment until such time as the pandemic is contained within its population. The initial purchase order was expected to ship during the first quarter 2020 and would have made a substantial impact to our product revenues for the quarter. At this point, we are unable to forecast if and when this major project will be restarted or how it may be modified as a result of the pandemic. Upon completion, the original contract would have been the largest body camera deployment in our history and the largest contract for recurring service revenues for our web-based software related to the body cameras.

●	We introduced a new product platform, the EVO-HD, specifically for in-car systems for law enforcement late in June 2019 to address our competitors’ new product features and we experienced positive traction in the second half of 2019; however, market penetration has been slowed by a combination of the Covid-19 pandemic and the desire of potential customers to review and test the EVO-HD prior to adopting the new platform for deployment. This new product platform utilizes advanced chipsets that will generate new and highly advanced products for our law enforcement and commercial customers.

●	Our overall gross margin percentage improved to 52% in the first quarter 2020 compared to 46% in the 2019 period. The improvement reflects the migration of customers to the higher-margin recurring service model compared to hardware sales and the introduction of the EVO-HD in-car system, which is generating higher margins than our legacy products.

●	Selling, general and administrative expenses were $3,192,396 and $4,267,898 for the first quarter 2020 and 2019, respectively, a decrease of $1,075,502 (25%). The significant decrease was fueled by the large decrease in professional fees and expenses attributable to lower legal fees in our patent litigation with Axon. In addition, we reduced overall travel and certain support staff in response to the impact of the Covid-19 pandemic during the first quarter 2020.

●	We asserted two significant patent infringement lawsuit involving Axon and WatchGuard that have had significant impacts on our quarterly results primarily due to the timing and amount of legal fees expended on such lawsuits. We settled the WatchGuard lawsuit in May 2019 for $6.0 million. In June 2019 the District Court granted Axon’s Motion for Summary Judgment, accepted Axon’s position that it did not infringe on our patents and dismissed the lawsuit. We appealed the Court’s ruling and the oral argument on the Company’s appeal was set for April 6, 2020. However, on March 12, 2020, the panel of judges for the United States Court of Appeals issued an order cancelling the oral argument and stated that they will decide the appeal based on the parties’ briefs without oral argument. On April 22, 2020, a three-judge panel of the United States Court of Appeals denied the Company’s appeal and affirmed the District Court’s previous decision to grant Axon summary judgment. The Company is evaluating its alternatives, including whether to file a motion requesting a rehearing in front of the three-judge panel or the entire Court of Appeals. Future quarterly results during 2020 will continue to be impacted as this appeal is finalized.

Recent Developments

●	Effective April 3, 2020, the Company entered into a distribution agreement with Trust Think, LLC, under which it has been engaged to service, promote, and sell certain Danolyte® disinfecting products that are manufactured and distributed by Trust Think to certain first responder and commercial customers with whom the Company has existing relationships. Danolyte® has been listed on the United States Environmental Protection Agency’s List N: Disinfectants for Use Against SARS-CoV-2, the virus that causes COVID-19. The Company will receive a percentage of the sales sold through its distribution channels.

The Company will offer the disinfecting products to its first responder customers including police, fire and paramedics. Commercial customers such as cruise lines, taxi-cab and para transit may also be good candidates for the products. The Company is considering enhancing the line with additional disinfectant products including hardware to efficiently and effectively dispense the disinfectants and temperature measuring devices.

●	On April 17, 2020, the Company entered into a securities purchase agreement with two accredited investors providing for the issuance of (i) the Company’s 8% Senior Secured Convertible Promissory Notes due April 16, 2021 with an aggregate principal face amount of $1,666,666, which are, subject to certain conditions, convertible into an aggregate of 1,650,164 shares of the Company’s common stock, par value $0.001 per share at a price per share of $1.01 and (ii) five-year warrants to purchase an aggregate of up to 1,237,624 shares of common stock at an exercise price of $1.31, subject to customary adjustments. Such warrants are immediately exercisable upon issuance and on a cashless basis if the warrants have not been registered 180 days after the date of issuance. The offering closed on April 17, 2020 whereby the investors purchased the securities for an aggregate purchase price of $1,500,000.

●	On April 4, 2020, the Company entered into a promissory note with a bank, which provides for a loan in the amount of $1,418,900 (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The promissory note contains events of default and other provisions customary for a loan of this type. The Paycheck Protection Program provides that the PPP Loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. The Company intends to use the majority of the PPP Loan amount for qualifying expenses and to apply for forgiveness of the loan in accordance with the terms of the CARES Act.

●	On April 22, 2020, the Company received a written notification from the Nasdaq indicating that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2), as the Company’s closing bid price for its common stock, par value $0.001 per share, was below $1.00 per share for the last thirty (30) consecutive business days. The Company has until December 28, 2020, to regain compliance with the Minimum Bid Price Requirement.

During the compliance period, the Company’s shares of common stock will continue to be listed and traded on the Nasdaq Capital Market. To regain compliance, the closing bid price of the Company’s shares of common stock must meet or exceed $1.00 per share for at least ten consecutive business days during the 180-calendar day compliance period. Management continues to believe that adherence to its current operating and business plan will enable the Company to regain compliance.

If the Company is not in compliance by December 28, 2020, the Company may be afforded a second 180-calendar day compliance period. To qualify for this additional time, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq with the exception of the minimum bid price requirement.

If the Company does not regain compliance within the allotted compliance period(s), including any extensions that may be granted, Nasdaq will provide notice that the Company’s shares of common stock will be subject to delisting and may potentially be traded on the OTC market thereafter.

●	Subsequent to March 31, 2020 economies throughout the world have continued to be severely disrupted by the effects of the quarantines, business closures and the reluctance of individuals to leave their homes as a result of the outbreak of the coronavirus (Covid-19). Although we remain open as an “essential business,” our supply chain has been disrupted and our customers, and in particular our commercial customers, have been significantly impacted, which has in turn reduced our operations and activities. In addition, the capital markets have been disrupted and our efforts to raise necessary capital will likely be adversely impacted by the outbreak of the virus. We cannot forecast with any certainty when the disruptions caused by the virus will cease to impact our business and the results of our operations.

Management Comments

Stanton E. Ross, Chief Executive Officer of Digital Ally, stated, “The disruptions cause by the Covid-19 pandemic adversely affected our first quarter 2020 operations as many of our law enforcement customers delayed purchasing decisions and many of our commercial customers were shut-down by governmental mandates. We expanded our product offerings to include a line of disinfectants to provide our customers with an eco-friendly product for use against SARS-CoV-2, the virus that causes COVID-19. In April 2020 we introduced the disinfectant line to our first-responder customers and many of our commercial customers. We also reduced our SG&A expenses by reducing staffing levels, limiting travel and reducing many advertising and promotional activities. In addition, we will move to a new, smaller office and warehouse space that will dramatically reduce our occupancy costs for the balance of 2020 and beyond.”

First Quarter 2020 Operating Results

For the first quarter 2020, our total revenue decreased by 5% to $2,425,745, compared with revenue of $2,550,796 for the first quarter 2019.

Gross profit improved 18% to $1,265,028 for the first quarter 2020 versus $1,181,740 in 2019. Our gross margin improvement is primarily attributable to our cost of sales as percentage of revenues decreasing to 48% for the first quarter 2020 from 52% for 2019.

Selling, General and Administrative (“SG&A”) expenses decreased approximately 25% to $3,192,396 in the first quarter 2020 versus $4,267,898 in 2019. The significant decrease was attributable to a reduction in legal fees related to our patent litigation coupled with less travel and reduced staffing levels resulting from the Covid-19 pandemic.

We reported an operating loss of $1,927,368 for the first quarter 2020, compared to an operating loss of $3,086,158 in 2019. This represents an improvement of $1,158,790 or 38% in 2020 compared to 2019.

We incurred $307,560 in interest expense during the first quarter 2020 which is attributable primarily to the secured convertible notes that were outstanding during the first quarter 2020.

We elected to account for the secured convertible notes that were issued in August of 2019 on their fair value. These secured convertible notes were fully converted and/or paid off in the first quarter 2020. The change in fair value from December 31, 2019 through their pay-off date was $412,445, which was recorded as a non-cash charge during the first quarter 2020.

We elected to record the obligation related to the proceeds investment agreement (“PIA”) at fair-value. Accordingly, the estimated fair value of the obligation decreased as a result of the Axon patent litigation status caused by the unfortunate District Court ruling on the motion for summary judgment and the initial ruling of the Appellate Court. The decrease in fair value of the PIA resulted in a non-cash credit of $307,000 for the first quarter 2020 compared to a non-cash charge of $137,000 in 2019.

We reported a net loss of ($2,334,110), or ($0.17) per share, in the first quarter ended March 31, 2020 compared to a prior-year net loss of $3,205,174, or ($0.29) per share. No income tax provision or benefit was recorded in the either 2020 or 2019 as the Company has maintained a full valuation reserve on its deferred tax assets.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT on Wednesday, May 20, 2020, to discuss its operating results for the first quarter 2020 and the status of its patent infringement litigation against Axon Enterprise, Inc. and the impact of the Covid-19 pandemic. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 7136016 a few minutes before 11:15 a.m. EDT on Wednesday May 20, 2020.

A replay of the conference call will be available two hours after its completion, from May 20, 2020 until 11:59 p.m. on July 20, 2020 by dialing 855-859-2056 and entering the conference ID # 7136016.

For additional news and information please visit or follow us on Twitter @digitalallyinc and Facebook www.facebook.com/DigitalAllyInc

Follow additional Digital Ally Inc. social media channels here:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results, especially in light of the adverse effects of the Covid-19 pandemic on our customers, suppliers and employees; whether it will be able to resolve its liquidity and operational issues and raise sufficient capital given the impact of the Covid-19 pandemic; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in the future; whether the Company will be able to continue to expand into non-law enforcement markets, including disinfectants, and increase its service based revenue; whether the Company has resolved its product quality and supply chain issues; whether the EVO-HD will help the Company increase its product revenues; whether the Company will achieve positive outcomes in its litigation with Axon; whether and the extent to which the US Patent and Trademark Office (USPTO) rulings will curtail, eliminate or otherwise have an effect on the actions of Axon and others in the marketplace respecting the Company, its products and customers; its ability to deliver its newer product offerings as scheduled, and in particular the new EVO-HD product platform, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether it will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and in its annual report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or
Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2020 AND DECEMBER 31, 2019

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$328,526	$359,685
Accounts receivable-trade, less allowance for doubtful accounts of $123,224 – 2020 and 2019	1,538,487	1,071,018
Accounts receivable-other	558,763	514,730
Inventories, net	5,137,886	5,280,412
Income tax refund receivable, current	44,650	44,650
Prepaid expenses	420,812	381,090

Total current assets	8,029,124	7,651,585

Furniture, fixtures and equipment, net	150,468	197,063
Intangible assets, net	417,585	413,268
Operating lease right of use assets	94,449	122,459
Other assets	545,252	532,500

Total assets	$9,236,878	$8,916,875

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,305,070	$2,339,985
Accrued expenses	874,364	845,881
Current portion of operating lease obligations	49,828	159,160
Contract liabilities-current	1,897,502	1,707,943
Unsecured promissory note payable, net of unamortized discount of $0 – 2020 and $66,061 – 2019	300,000	233,939
Unsecured promissory note payable - related party	289,000	—
Secured convertible notes at fair value – current portion	—	1,593,809
Income taxes payable	5,934	5,934

Total current liabilities	5,721,698	6,886,651

Long-term liabilities:
Proceeds investment agreement, at fair value	6,193,000	6,500,000
Operating lease obligation, long term	44,620	44,460
Contract liabilities-long term	1,751,070	1,803,143

Total liabilities	13,710,388	15,234,254

Commitments and contingencies

Stockholders’ Deficit:
Common stock, $0.001 par value; 50,000,000 shares authorized; shares issued: 16,067,928 – 2020 and 12,079,095 – 2019	16,068	12,079
Additional paid in capital	87,390,377	83,216,387
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(89,722,729)	(87,388,619)

Total stockholders’ deficit	(4,473,510)	(6,317,379)

Total liabilities and stockholders’ deficit	$9,236,878	$8,916,875

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-K FOR THE THREE MONTHS ENDED MARCH 31, 2020 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED

MARCH 31, 2020 AND 2019

(unaudited)

	2020	2019
Revenue:
Product	$1,766,536	$1,920,464
Service and other	659,209	630,332

Total revenue	2,425,745	2,550,796

Cost of revenue:
Product	989,247	1,263,071
Service and other	171,470	105,985

Total cost of revenue	1,160,717	1,369,056

Gross profit	1,265,028	1,181,740
Selling, general and administrative expenses:
Research and development expense	485,748	462,171
Selling, advertising and promotional expense	682,381	755,989
Stock-based compensation expense	311,677	725,198
General and administrative expense	1,712,590	2,324,540

Total selling, general and administrative expenses	3,192,396	4,267,898

Operating loss	(1,927,368)	(3,086,158)

Other income (expense):
Interest income	6,263	17,984
Interest expense	(307,560)	—
Change in fair value of secured convertible notes	(412,445)	—
Change in fair value of proceeds investment agreement	307,000	(137,000)

Total other expense	(406,742)	(119,016)

Loss before income tax benefit	(2,334,110)	(3,205,174)
Income tax benefit	—	—

Net loss	$(2,334,110)	$(3,205,174)

Net loss per share information:
Basic	$(0.17)	$(0.29)
Diluted	$(0.17)	$(0.29)

Weighted average shares outstanding:
Basic	13,888,438	10,941,856
Diluted	13,888,438	10,941,856

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-K FOR THE THREE MONTHS ENDED MARCH 31, 2020 FILED WITH THE SEC)